Exhibit 99.1

Aéropostale Reports Results for First Quarter of Fiscal 2013

New York, New York, May 23, 2013 -- Aéropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of casual apparel for young women and men, today reported results for the first quarter of fiscal 2013, and provided guidance for the second quarter of fiscal 2013.

First Quarter Performance
For the first quarter of fiscal 2013, net sales decreased 9% to $452.3 million, from $497.2 million in the year ago period. Comparable sales, including the e-commerce channel, for the first quarter decreased 14%, compared to the corresponding 13-week period ended May 5, 2012.

The Company reported a net loss for the first quarter of 2013 of $12.2 million, or $0.16 per diluted share. The Company reported net income of $10.6 million, or $0.13 per diluted share, in the first quarter of 2012.

Thomas P. Johnson, Chief Executive Officer, commented, “As we had anticipated, our first quarter performance reflected an increase in promotional activity as we cleared through carryover inventory from the fourth quarter. In addition, we were impacted by a weak macroeconomic environment, as well as unseasonably cool weather. Our organization continues to work diligently to execute the initiatives we outlined earlier this year to transform the Aéropostale brand and develop our future growth drivers.”

E-commerce
Net revenues from the Company's e-commerce business for the first quarter of fiscal 2013, including net revenues from the GoJane.com business, which was acquired on November 13, 2012, increased 13% to $41.9 million, from $37.2 million in the year ago period.

Cash Position and Share Repurchase Program
The Company ended the quarter with cash and cash equivalents of $148.4 million and no debt. The Company currently has $104.4 million of availability remaining under its share repurchase program.

Store Growth and Capital Spending
The Company opened one Aéropostale and 24 P.S. from Aéropostale stores, and closed three Aéropostale stores during the quarter. For the first quarter, the Company invested $16.4 million in planned capital expenditures.

Second Quarter Guidance
For the second quarter of fiscal 2013, the Company expects to report a loss in the range of $0.15 to $0.20 per diluted share. This compares to earnings of $0.00 per diluted share for the second quarter of 2012.

Mr. Johnson continued, “Our second quarter guidance reflects limited visibility as we head into the initial back-to-school selling period, as well as the uncertainty regarding the overall macroeconomic environment. As we navigate the remainder of the year, we remain confident about the progress we are making on our strategic initiatives.”

Conference Call Information
The Company will be holding a conference call today at 4:15 P.M EDT to review its first quarter results. The broadcast will be available through the 'Investor Relations' link at www.aeropostale.com and www.fulldisclosure.com. To listen to the broadcast your computer must have Windows Media Player installed. If you do not have Windows Media Player go to the latter site prior to the call, where you can download the software for free.

About Aéropostale, Inc.
Aéropostale®, Inc. is a primarily mall-based, specialty retailer of casual apparel and accessories, principally targeting 14 to 17 year-old young women and men through its Aéropostale® stores and 4 to 12 year-old kids through its P.S. from Aéropostale® stores. The Company provides customers with a focused selection of high quality fashion and fashion basics at compelling values in an innovative and exciting store environment. Aéropostale® maintains control over its proprietary brands by designing, sourcing, marketing and selling all of its own merchandise. Aéropostale® products can only be purchased in Aéropostale® stores and online at www.aeropostale.com. P.S. from Aéropostale® products can be purchased in P.S. from Aéropostale® stores and online at www.ps4u.com and www.aeropostale.com. The Company currently operates 900 Aéropostale® stores in 50 states and Puerto Rico, 78 Aéropostale stores in Canada and 124 P.S. from Aéropostale® stores in 28 states and Puerto Rico. In addition, pursuant to various licensing agreements, our licensees currently operate 27 Aéropostale® stores and one Aéropostale® and P.S. from Aéropostale® combination store in the Middle East, Asia and Europe. On November 13, 2012, Aéropostale, Inc. acquired substantially all of the assets of online women's fashion footwear and apparel retailer GoJane.com, Inc. Based in Ontario, California, GoJane.com focuses primarily on fashion footwear, with a select offering of contemporary apparel and other accessories.

SPECIAL NOTE: THIS PRESS RELEASE AND ORAL STATEMENTS MADE FROM TIME TO TIME BY REPRESENTATIVES OF THE COMPANY CONTAIN CERTAIN "FORWARD-LOOKING STATEMENTS" CONCERNING EXPECTATIONS FOR SALES, STORE OPENINGS, GROSS MARGINS, EXPENSES, STRATEGIC DIRECTION AND EARNINGS. ACTUAL RESULTS MIGHT DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO MATERIALLY DIFFER INCLUDE, CHANGES IN THE COMPETITIVE MARKETPLACE, INCLUDING THE INTRODUCTION OF NEW PRODUCTS OR PRICING CHANGES BY OUR COMPETITORS, CHANGES IN THE ECONOMY AND OTHER EVENTS LEADING TO A REDUCTION IN DISCRETIONARY CONSUMER SPENDING; SEASONALITY; RISKS ASSOCIATED WITH CHANGES IN SOCIAL, POLITICAL, ECONOMIC AND OTHER CONDITIONS AND THE POSSIBLE ADVERSE IMPACT OF CHANGES IN IMPORT RESTRICTIONS; RISKS ASSOCIATED WITH UNCERTAINTY RELATING TO THE COMPANY'S ABILITY TO IMPLEMENT ITS GROWTH STRATEGIES, AS WELL AS THE OTHER RISK FACTORS SET FORTH IN THE COMPANY'S FORM 10-K AND QUARTERLY REPORTS ON FORM 10-Q, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS OR CIRCUMSTANCES.

EXHIBIT A

AÉROPOSTALE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	May 4, 2013	February 2, 2013	April 28, 2012

ASSETS
Current Assets:
Cash and cash equivalents	$148,355	$231,501	$202,625
Merchandise inventory	180,268	155,463	174,947
Other current assets	69,437	52,976	53,383
Total current assets	398,060	439,940	430,955

Fixtures, equipment and improvements, net	267,442	262,778	295,818
Goodwill and intangible assets	29,144	29,332	—
Other assets	7,058	8,794	4,905

TOTAL ASSETS	$701,704	$740,844	$731,678

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$91,793	$89,991	$83,553
Accrued expenses	83,794	113,515	92,993
Total current liabilities	175,589	203,506	176,546

Other non-current liabilities	128,487	126,974	134,721

Stockholders’ equity	397,630	410,364	420,411

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$701,704	$740,844	$731,678

EXHIBIT B

AÉROPOSTALE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
SELECTED STORE DATA
(In thousands, except per share and store data)
(Unaudited)

	13 weeks ended
	May 4, 2013		April 28, 2012
		% of sales		% of sales
Net sales	$452,273	100.0%	$497,214	100.0%
Cost of sales (including certain buying, occupancy and warehousing expenses)	350,838	77.6	358,202	72
Gross profit	101,435	22.4	139,012	28
Selling, general and administrative expenses	121,941	27.0	122,323	24.6
(Loss) income from operations	(20,506)	(4.6)	16,689	3.4
Interest expense, net	199	0.0	159	0.1
(Loss) income before income taxes	(20,705)	(4.6)	16,530	3.3
Income taxes	(8,537)	(1.9)	5,954	1.2
Net (loss) income	$(12,168)	(2.7)%	$10,576	2.1%
Basic (loss) earnings per share	$(0.16)		$0.13
Diluted (loss) earnings per share	$(0.16)		$0.13
Weighted average basic shares	78,370		81,044
Weighted average diluted shares	78,370		81,626

STORE DATA:

Comparable sales change (including e-commerce channel) [1]	(14)%		2%
Stores open at end of period	1,106		1,067
Total square footage at end of period	4,087,060		3,950,570
Average square footage during period	4,053,745		3,928,764

1 The comparable sale change for the 13-week period ended May 4, 2013 is compared to the 13-week period ended May 5, 2012.

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